Exhibit 99.1

Company Contacts: Monterey Gourmet Foods Eric Eddings, Chief Executive Officer erice@montereygourmetfoods.com Scott Wheeler, Chief Financial Officer scottw@montereygourmetfoods.com (206) 622-1016	Investor Relations Contacts: Lippert / Heilshorn & Associates Kirsten Chapman kchapman@lhai.com Becky Herrick bherrick@lhai.com (415) 433-3777

Monterey Gourmet Foods Appoints Food Veteran Mark C. Frandsen to its Board

SALINAS, CA (August 18, 2008) — Monterey Gourmet Foods (NASDAQ: PSTA), a manufacturer and marketer of fresh gourmet refrigerated food products, announced the election of Mark C. Frandsen, age 59, to its board of directors.

Eric Eddings, president and CEO of Monterey Gourmet Foods, stated, “Mark brings extensive food industry experience to the board. He has both owned and operated food companies as well as managed marketing and sales for several top national brands including McCormick spices and seasonings, Cake Mate cake decorating products, David® seed snacks, Arrowhead® water and Knott’s Berry Farm jams and preserves. We believe Mark will help us manage and expand brands as we grow our company. We look forward to his insights and overall contribution.”

“I am honored to join the board,” said Frandsen. “Monterey Gourmet Foods has impressive brands, products and people. My goal is to help management expand the potential value of these brands and to guide the company through the next growth phase.”

Since 1994, Frandsen has served as president and CEO of New Season Foods, Inc. in Forest Grove, OR. He purchased New Season Foods in 1998 and repositioned the business to focus on custom vegetable ingredients sold to food manufacturers in Japan and Asia. Then in 2007, Frandsen successfully sold New Season Foods to Ajinomoto Co., Inc., the largest food company in Japan and one of the largest in the world, continuing as president and CEO. Frandsen also owns and operates the Grove Commerce Center, an industrial park for food processing and technology-related companies as well as regional manufacturing and service businesses. He has served as chairman of the Northwest Food Processors Association and as a director of the American Frozen Food Institute. He currently serves on the board of directors of the Association for Corporate Growth, the board of trustees for Pacific University, and as vice chairman of TOC Management Services.

Frandsen earned a bachelor of science in finance and international business from the University of Oregon and an MBA from the University of Southern California. He also graduated from Nyenrode Business Universiteit in The Netherlands.

About Monterey Gourmet Foods (NASDAQ: PSTA)

Monterey Gourmet Foods manufactures USDA inspected, fresh gourmet refrigerated food products at its integrated 133,000 square foot corporate headquarters, distribution, and manufacturing facilities in Salinas (Monterey County), CA; Seattle, WA; and Eugene, OR. Monterey Gourmet Foods has national distribution of its products, which are sold under the brands Monterey Pasta, CIBO Naturals, Emerald Valley Kitchen, Sonoma Cheese and Casual Gourmet in more than 10,000 retail and club stores throughout the United States and selected regions of Canada, the Caribbean, Latin America, and Asia Pacific. For more information about Monterey Gourmet Foods, visit www.MontereyGourmetFoods.com.